PROSPECTUS	Pricing Supplement No. 4000
Dated November 21, 2002	Dated March 16, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Redeemable Fixed Rate Step-Up Coupon Notes)

Trade Date:	March 16, 2004

Settlement Date (Original Issue Date):	March 30, 2004

Maturity Date:	March 30, 2024 (unless earlier redeemed as described under "Additional Terms Optional Redemption" below).

Principal Amount (in Specified Currency):	US$ 75,000,000

Price to Public (Issue Price):	100.00%

Agent's Discount or Commission:

The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer:	US$ 75,000,000

Interest Rate Per Annum:

The Notes will bear interest at a fixed rate unless as otherwise specified hereunder. The Notes will pay interest at the rate of 4.75% per annum for the period from and including the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on March 30, 2009. The interest rate on the Notes will reset on March 30, 2009 and on certain dates thereafter, in accordance with the schedule set forth below. Interest on the Notes will accrue on the basis of a 360-day year of twelve 30-day months.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Rule 424(b)(3)-Registration Statement
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Interest Payment Period:	Semi-Annually

Interest Payment Date(s):	Semi-Annually on each March 30th and September 30th of each year, commencing September 30, 2004 and ending on the Maturity Date, unless earlier redeemed. See "Additional Terms Interest" below.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CUSIP No.:    36962GH23

ISIN:     US36962GH233

Common Code:  018951509

Repayment, Redemption and Acceleration

Initial Redemption Date:	March 30, 2006 (See "Additional Terms Optional Redemption" below)

Initial Redemption Percentage	100.00%

Optional Repayment Date(s):	N/A

Annual Redemption Percentage Reduction:	N/A

Modified Payment Upon Acceleration:	N/A

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 4000
Dated March 16, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID:  N/A

Yield to Maturity:  N/A

Interest Accrual Date:  N/A

Initial Accrual Period OID:  N/A

Amortizing Notes:

Amortization Schedule:  N/A

Dual Currency Notes:

Face Amount Currency:  N/A

Optional Payment Currency:  N/A

Designated Exchange Rate:  N/A

Option Value Calculation Agent:  N/A

Option Election Date(s):  N/A

Indexed Notes:

Currency Base Rate:  N/A

Determination Agent:  N/A

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Additional Terms:

Interest:

Interest on the Notes will accrue from and including March 30, 2004 and will be payable in U.S. Dollars semi-annually on each March 30th and September 30th, commencing on September 30, 2004 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 4.75% per annum from and including the Original Issue Date up to but excluding March 30, 2009.

(Redeemable Fixed Rate Step-up Coupon Notes)
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On March 30, 2009, and on the Interest Payment Dates set forth in the schedule below, the interest rate on the Notes will be reset. The applicable interest per annum with respect to each Interest Period set forth below, will be in effect from and including the first day of each Interest Period, to and including the last day of such Interest Period:

Interest Period:	Interest Rate:

March 30, 2004 to March 29, 2009	4.75% per annum
March 30, 2009 to March 29, 2014	5.00% per annum
March 30, 2014 to March 29, 2019	6.00% per annum
March 30, 2019 to but excluding March 30, 2024	7.00% per annum

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on March 30, 2006 or on any Interest Payment Date thereafter (each such date, an Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Additional Information:

General.

At December 31, 2003, the Company had outstanding indebtedness totaling $286.684 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2003 excluding subordinated notes payable after one year was equal to $285.721 billion.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.